EXHIBIT 99.1

The Genlyte Group Incorporated 10350 Ormsby Park Place, Suite 601 Louisville, KY 40223

News Release	For Immediate Release

Contact:   Dan Fuller

(502) 420-9516

Second Circuit Court of Appeals Affirms Dismissal of Keene Fraudulent Conveyance Case Against Genlyte

Louisville, KY, April 12, 2004  —   The United States Court of Appeals for the Second Circuit, on April 9, 2004, issued a Summary Order by a three-judge panel, affirming the March 14, 2003 summary judgment in favor of all defendants in the case of Lippe et al., Trustees for the Keene Creditors Trust vs. Bairnco Corporation et al. As a result, The Genlyte Group Incorporated once again has been exonerated of the fraudulent conveyance claim filed against it in 1994 in the United States District Court for the Southern District of New York.

“As we have said from the beginning, this case had no merit and should never have been brought against Genlyte and the other defendants,” said Larry Powers, Chairman, President and Chief Executive Officer of Genlyte. “First the Federal District Court and now the U. S. Court of Appeals have agreed completely with our position, both stating there was no evidence whatsoever of any fraudulent conveyance when we formed Genlyte in 1984.”

The Keene Creditors Trust claimed that when Genlyte had purchased certain lighting assets from Keene in 1984, Genlyte failed to pay fair value for the assets. After Keene filed for bankruptcy in 1992 due to mounting asbestos claims against it, a Creditors Trust was appointed on behalf of asbestos claimants to gather funds from Keene’s liquidation to pay asbestos claims. The Trust decided to question numerous previous Keene transactions, among them the Genlyte asset purchase in 1984, on the grounds that Keene was already insolvent then and should have been paid more for assets it sold to other companies, including Genlyte. After nearly 10 years of litigation, the claim against Genlyte was dismissed in 2003, which dismissal has now been affirmed.

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures and controls for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite and Wide-Lite in the United States and Canlyte and Thomas in Canada.